UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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SILVER STATE BANCORP

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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September 21, 2007

Dear Stockholder:

You are cordially invited to attend the 2007 Annual Meeting of Stockholders of Silver State Bancorp, which will be held on October 24, 2007 at 10:00 a.m., local time, at Silver State Bancorp’s offices located at 170 South Green Valley Parkway, Henderson, Nevada, 89012.

The attached Notice of the 2007 Annual Meeting of Stockholders and Proxy Statement describe the business to be transacted at the annual meeting. Directors and officers of Silver State Bancorp, as well as a representative of McGladrey & Pullen, LLP, the accounting firm appointed by the Audit Committee of the Board of Directors to be Silver State Bancorp’s independent registered public accounting firm for the fiscal year ending December 31, 2007, will be present at the annual meeting to respond to appropriate questions.

The Board of Directors of Silver State Bancorp has determined that an affirmative vote on each matter to be considered at the annual meeting is in the best interests of Silver State Bancorp and its stockholders and recommends a vote “FOR” each of these matters.

Please complete, sign and return the enclosed proxy card promptly, or if you prefer, vote by using the telephone or Internet, whether or not you plan to attend the annual meeting. Your vote is important regardless of the number of shares you own. Voting by proxy will not prevent you from voting in person at the annual meeting, but will assure that your vote is counted if you are unable to attend. If you are a stockholder whose shares are not registered in your own name, you will need additional documentation from your record holder to attend and to vote personally at the annual meeting. Examples of such documentation include a broker’s statement, letter or other document confirming your ownership of shares of Silver State Bancorp common stock.

On behalf of the Board of Directors and the employees of Silver State Bancorp, we thank you for your continued support and hope to see you at the annual meeting.

Sincerely yours,

Corey L. Johnson
President and Chief Executive Officer

Silver State Bancorp

170 South Green Valley Parkway

Henderson, Nevada 89012

(702) 433-8300

NOTICE OF THE 2007 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on October 24, 2007

NOTICE IS HEREBY GIVEN that the 2007 Annual Meeting of Stockholders of Silver State Bancorp will be held at 10:00 a.m., local time, at Silver State Bancorp’s offices located at 170 South Green Valley Parkway, Henderson, Nevada, 89012, to consider and vote upon the following matters:

(1) The election of three directors for terms of three years each.

(2) The ratification of the appointment of McGladrey & Pullen, LLP as Silver State Bancorp’s independent registered public accounting firm for the fiscal year ending December 31, 2007.

Stockholders also may be asked to vote upon such other business as may properly come before the annual meeting, and any adjournment or postponement thereof. Please note that we are not aware of any such business.

The Board of Directors has fixed September 7, 2007 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof. Only stockholders of record at the close of business on that date will be entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof. A list of such stockholders will be available for inspection at Silver State Bancorp’s offices at the annual meeting.

By Order of the Board of Directors

Michael J. Threet
Chief Financial Officer, Chief Operating Officer and Corporate Secretary

Henderson, Nevada

September 21, 2007

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER OF SHARES YOU OWN. THE BOARD OF DIRECTORS URGES YOU TO SUBMIT YOUR PROXY CARD AS SOON AS POSSIBLE. YOU MAY SUBMIT YOUR PROXY CARD BY COMPLETING, SIGNING, DATING AND RETURNING YOUR PROXY CARD IN THE ENCLOSED ENVELOPE OR, IF YOU PREFER, VOTE BY USING THE TELEPHONE OR INTERNET. RETURNING THE PROXY CARD WILL NOT PREVENT YOU FROM VOTING IN PERSON IF YOU ATTEND THE ANNUAL MEETING.

SILVER STATE BANCORP

PROXY STATEMENT FOR THE

2007 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on October 24, 2007

GENERAL INFORMATION

General

This proxy statement, accompanying proxy card and the annual report to stockholders are being furnished to the stockholders of Silver State Bancorp in connection with the solicitation of proxies by the Board of Directors of Silver State Bancorp for use at our Annual Meeting of Stockholders. The Annual Meeting of Stockholders will be held on October 24, 2007 at 10:00 a.m., local time, at Silver State Bancorp’s principal executive offices located at 170 South Green Valley Parkway, Henderson, Nevada, 89012. This proxy statement, together with the enclosed proxy card, is first being mailed to stockholders on or about September 21, 2007.

Silver State Bancorp, a Nevada corporation, operates as a bank holding company for its wholly owned subsidiaries, Silver State Bank and Choice Bank. As used in this proxy statement, “we,” “us” and “our” refer to Silver State Bancorp and its consolidated subsidiaries, depending on the context. The term “annual meeting,” as used in this proxy statement, includes any adjournment or postponement of such meeting.

Who Can Vote

The Board of Directors has fixed the close of business on September 7, 2007 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting. Accordingly, only holders of record of shares of Silver State Bancorp common stock, par value $0.001 per share, at the close of business on such date will be entitled to vote at the annual meeting. On September 7, 2007, there were 15,267,232 shares of common stock outstanding. Each holder of shares of common stock outstanding on September 7, 2007 will be entitled to one vote for each share held of record at the annual meeting.

Quorum

The presence, in person or by proxy, of the holders of at least a majority of the total number of outstanding shares of common stock entitled to vote at the annual meeting is necessary to constitute a quorum at the meeting. Abstentions and broker non-votes will be counted for purposes of establishing that a quorum exists. The term broker non-vote refers to (x) shares held by brokers or nominees for which voting instructions are not received from the beneficial owners or persons entitled to vote and (y) because of applicable rules of the stock exchange or other self-regulatory organization of which the broker or nominee is a member, the broker or nominee lacks discretionary voting power to vote the shares on its own, without instruction from the beneficial owner or persons entitled to vote.

How To Vote

You may vote your shares:

(1)	By Internet. Vote at the Internet address shown on your proxy card. The Internet voting system is available 24 hours a day until 11:59 p.m., Eastern Time, on Tuesday, October 23, 2007. Once you are into the Internet voting system, you can record and confirm (or change) your voting instructions.

(2)	By telephone. Use the toll free telephone number shown on your proxy card. The telephone voting system is available 24 hours a day in the United States until 11:59 p.m., Eastern Time, on Tuesday, October 23, 2007. Once you are into the telephone voting system, a series of prompts will tell you how to record and confirm (or change) your voting instructions.

(3)	By mail. Mark and sign the enclosed proxy card and return it in the enclosed postage-paid envelope. All properly executed proxies received by Silver State Bancorp will be voted in accordance with the instructions marked on the proxy card. If you return an executed proxy card without marking your instructions, your executed proxy will be voted “FOR” the proposals identified in the preceding Notice of 2007 Annual Meeting of Stockholders. Returning a proxy card will not prevent you from voting in person if you attend the annual meeting.

Alternatively, you may attend the annual meeting and vote in person. If you are a stockholder whose shares are not registered in your own name, you will need an assignment of voting rights or a proxy from your stockholder of record to vote personally at the annual meeting.

Vote Required

Proposal 1. Directors are elected by a plurality of the votes cast in person or by proxy at the annual meeting. The holders of common stock may not vote their shares cumulatively for the election of directors. Shares held by a broker who submits a proxy card but fails to cast a vote on this proposal and shares for which a proxy card is not returned will have no effect on the outcome of the vote on this Proposal 1 because only a plurality of votes cast is required to elect a director.

Proposal 2. In order for the stockholders to approve Proposal 2, we must obtain the affirmative vote of the holders of a majority of the shares of our common stock represented in person or by proxy at the annual meeting and entitled to vote on the proposal. Under the voting standard for Proposal 2, shares as to which the “ABSTAIN” box has been selected on the proxy card will count as shares represented and entitled to vote and will be treated as votes “AGAINST” the proposal. Shares held by a broker who submits a proxy card but fails to cast a vote on this proposal and shares for which a proxy card is not returned will be treated as shares that are not represented and will have no effect on the outcome of the vote.

Our Board of Directors recommends that you promptly sign, date and mark the enclosed proxy card(s) in favor of proposals 1 and 2 and return the card(s) in the enclosed self-addressed, postage-prepaid envelope or, if you prefer, vote by using the telephone or Internet. Proxy cards must be received prior to the commencement of the annual meeting. Returning the proxy card will not prevent you from voting in person if you attend the annual meeting. Your vote is very important.

Revocability of Proxies

You may revoke your grant of a proxy at any time before it is voted by:

•	filing a written revocation of the proxy with our corporate secretary;

•	submitting a signed proxy card bearing a later date; or

•	attending and voting in person at the annual meeting, but you also must file a written revocation with the secretary of the annual meeting prior to the voting.

If you voted using the Internet, you can change your vote at the Internet address shown on your proxy card. The Internet voting system is available 24 hours a day until 11:59 p.m., Eastern Time, on Tuesday, October 23, 2007.

If you voted by telephone, you can change your vote by using the toll free telephone number shown on your proxy card. The telephone voting system is available 24 hours a day in the United States until 11:59 p.m., Eastern Time, on Tuesday, October 23, 2007.

We are soliciting proxies only for the annual meeting. If you grant us a proxy to vote your shares, the proxy will only be exercised at the annual meeting.

Solicitation of Proxies

Our officers, members of our Board of Directors and our employees may solicit proxies on our behalf by telephone or through other forms of communication but none of these persons will receive any compensation for their solicitation activities in addition to their regular compensation. We will request persons, firms and corporations holding shares in their names or in the name of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners, and will reimburse such holders for reasonable expenses incurred in connection therewith. We will bear all costs of solicitation.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

Principal Stockholders

The following table sets forth, as of July 31, 2007, certain information as to Silver State Bancorp common stock beneficially owned by persons owning in excess of 5% of the outstanding shares of our common stock. We know of no person, except as listed below or on the following table describing the beneficial ownership by our directors and executive officers, who beneficially owned more than 5% of the outstanding shares of our common stock as of July 31, 2007. Except as otherwise indicated, the information provided in the following table was obtained from filings with the Securities and Exchange Commission and with Silver State Bancorp pursuant to the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act. Addresses provided are those listed in the filings as the address of the person authorized to receive notices and communications. For purposes of the table below and the table set forth under “Security Ownership of Management,” in accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner of any shares of common stock (1) over which he has or shares, directly or indirectly, voting or investment power, or (2) of which he has the right to acquire beneficial ownership at any time within 60 days after July 31, 2007. As used herein, “voting power” is the power to vote or direct the voting of shares and “investment power” includes the power to dispose or direct the disposition of shares. Except as otherwise indicated, each stockholder shown in the table has sole voting and investment power with respect to the shares of common stock indicated.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent(1)
Estate of Ronald C. Yanke(1) 4414 S. Gekeler Lane Boise, ID 83716	2,457,792	16.1	%(2)(3)

(1)	Based on the 15,266,162 total outstanding shares of Silver State Bancorp as of July 31, 2007.
(2)	Linda Yanke, Mr. Yanke’s wife, is the trustee and sole beneficiary of the estate. Includes 58,000 shares held in Mrs. Yanke’s name. Mrs. Yanke has sole dispositive power with respect to the Yanke’s estate. Mrs. Yanke is the mother-in-law of Brian S. Norby, Chairman of the Board of Silver State Bancorp. Mr. Norby disclaims beneficial ownership of all shares attributable to the Estate of Ronald C. Yanke and shares beneficially owned by Mrs. Yanke.
(3)	Based on the Form 13-D filed with the SEC on July 27, 2007.

Directors and Executive Officers

The following table sets forth information about the shares of our common stock beneficially owned by each director of Silver State Bancorp, by each named executive officer of Silver State Bancorp identified in the Summary Compensation Table included elsewhere herein, and all directors and executive officers of Silver State Bancorp or Silver State Bancorp’s wholly owned subsidiaries Silver State Bank and Choice Bank, as a group as of July 31, 2007. Except as otherwise indicated, each person and each group shown in the table has sole voting and investment power with respect to the shares of common stock indicated.

Name of Beneficial Owner	Position with the Company	Amount and Nature of Beneficial Ownership		Percent*
Bryan S. Norby	Director & Chairman	412,056	(1)	2.70%
Corey L. Johnson	Director, President & Chief Executive Officer	307,228	(2)	2.01%

Brian M. Collins	Director	726,433	(3)	4.74%
Brian W. Cruden	Director	170,000	(4)	1.11%
Alan Knudson	Director	131,165	(5)	**
Thomas T. Nicholson	Director	2,508,600	(6)	16.43%
Craig A. McCall	Director	240,803	(7)	1.57%
Phillip C. Peckman	Director	247,781	(8)	1.62%
Douglas E. French	Executive Vice President of Silver State Bank	289,900	(9)	1.90%
Calvin D. Regan	President of Silver State Bank	212,999		1.40%
Thomas J. Russell	Executive Vice President of Silver State Bank	118,000	(10)	**
Michael J. Threet	Chief Financial Officer & Chief Operating Officer	159,308	(11)	1.04%
All directors and executive officers as a group (13 persons)		5,531,423	(12)	35.49%

*	Percentage of shares beneficially owned by each individual is calculated as though all stock options held by such person that are exercisable within 60 days of July 31, 2007 had been exercised, and such number of shares also is added to total shares outstanding for calculation as to each individual.
**	Less than one percent.
(1)	Mr. Norby is the son-in-law of Linda Yanke and disclaims beneficial ownership of any shares of which she is deemed the beneficial owner as set forth under “Principal Stockholders.”
(2)	Includes 80,000 shares pledged to Key Bank and 176,028 shares pledged to Wedbush Morgan.
(3)	Includes 60,000 shares exercisable under Equity Plans.
(4)	Includes 40,000 shares exercisable under Equity Plans.
(5)	Includes 30,000 shares exercisable under Equity Plans.
(6)	Includes 300,000 shares pledged as collateral to Zions Bank. Also includes 800,000 shares pledged as collateral to Black Creek L.P. over which Mr. Nicholson has shared voting power and shared investment power.
(7)	Includes 30,000 shares excisable under Equity Plans. Also includes 33,092 shares pledged to Key Bank.
(8)	Includes 20,000 exercisable shares exercisable under Equity Plans.
(9)	Includes 117,700 shares pledged to SW USA Bank. Also includes 64,700 shares pledged to Key Bank and 103,500 shares pledged to Wedbush Morgan.
(10)	Includes 82,500 exercisable shares exercisable under Equity Plans. Mr. Russell has shared voting power and shared investment power with his wife Linda A. Russell.
(11)	Includes 57,500 shares exercisable under Equity Plans. Mr. Threet has shared voting power and shared investment power with his wife Lisa Threet with respect to 82,104 shares held in the Threet Family Trust.
(12)	Includes 321,250 shares exercisable under Equity Plans. Also includes 1,675,020 pledged.

PROPOSAL 1

ELECTION OF DIRECTORS

General

The Amended and Restated Articles of Incorporation and the Amended and Restated Code of Bylaws of Silver State Bancorp provide for the election of directors by the stockholders. For this purpose, the Board of Directors of Silver State Bancorp is divided into three classes, each class to be as nearly equal in number as possible. The terms of office of the members of one class expire, and a successor class is to be elected, at each Annual Meeting of Stockholders. There are nine seats on the Board of Directors of Silver State Bancorp. There are currently eight members and one vacancy. The Nominating and Governance Committee expects to commence a search for an additional director or recommend to reduce the current size of the Board of Directors to eight seats by the end of this year. For description of process for evaluation of the candidates, please see “Corporate Governance — Committees of the Board of Directors — Nominating and Governance Committee.”

The terms of three directors expire at the annual meeting. Each of the incumbent directors with terms expiring at the annual meeting, Messrs. Bryan S. Norby, Thomas T. Nicholson, and Corey L. Johnson, have been nominated by the Board of Directors, upon recommendation by the Nominating and Governance Committee, to be re-elected at the annual meeting for three-year terms expiring at the Annual Meeting of Stockholders to be held in 2010, or when their successors are otherwise duly elected and qualified. Each nominee has consented to being named in this proxy statement and to serve if elected. Pursuant to the Amended and Restated Code of Bylaws of Silver State Bancorp, the Board of Directors has fixed the size of the Board of Directors at nine members. Assuming the re-election of Messrs. Norby, Nicholson and Johnson, at the conclusion of the annual meeting, our Board of Directors will consist of eight members divided into three classes, and a majority of our Board of Directors will continue to be independent, as affirmatively determined by the Board consistent with the criteria established by the Nasdaq Global Market and as required by Silver State Bancorp’s Amended and Restated Code of Bylaws. See “Corporate Governance.”

The terms of the remaining two classes of directors expire at the Annual Meetings of Stockholders to be held in 2008 and 2009, respectively, or when their successors are otherwise duly elected and qualified. In the event that any nominee for election as a director at the annual meeting is unable or declines to serve, which the Board of Directors has no reason to expect, the persons named in the proxy card will vote with respect to a substitute nominee designated by the present Board of Directors.

Who Our Directors Are

The following table states certain information with respect to each nominee for election as a director and each director whose term does not expire at the annual meeting (including time spent on the Board of Directors of Silver State Bank prior to the incorporation of Silver State Bancorp). There are no arrangements or understandings between Silver State Bancorp and any director or nominee pursuant to which such person was elected or nominated to be a director of Silver State Bancorp. For information with respect to security ownership of directors, see “Security Ownership of Certain Beneficial Owners and Management — Directors and Executive Officers.”

Name	Age(1)	Director Since	Term Expires	Positions Held
Nominees
Bryan S. Norby	50	1996	2007	Director, Chairman of the Board
Corey L. Johnson	49	1996	2007	Director, President and Chief Executive Officer of Silver State Bancorp and Chief Executive Officer of Silver State Bank
Thomas T. Nicholson	71	1996	2007	Director

Continuing Directors
Brian M. Collins	44	1998	2008	Director
Craig A. McCall	50	1998	2008	Director
Phillip C. Peckman	58	1997	2008	Director
Brian W. Cruden	46	1996	2009	Director
Alan Knudson	57	1998	2009	Director

(1)	As of July 31, 2007.

Directors

The business experience of each of our directors is as follows:

Nominees for Election as Director

Bryan S. Norby has served as a founding director of Silver State Bank since its inception in July 1996 and as a founding director of Silver State Bancorp since its inception in January 1999. Mr. Norby has served as the Chairman of the Boards of Silver State Bancorp and Silver State Bank since January 2006. Mr. Norby has been a financial analyst with Yanke Machine Shop, Inc., a metal fabrication company, since 1998. Mr. Norby is currently on the Board of Directors of Northwest Bancorporation, Inc., the bank holding company of Inland Northwest Bank. Mr. Norby is an inactive certified public accountant.

Corey L. Johnson has served as a founding director of Silver State Bank since its inception in July 1996 and as a founding director of Silver State Bancorp since its inception in January 1999. Mr. Johnson has served as President of Silver State Bancorp since inception, and Chief Executive Officer of Silver State Bancorp since December 2006. Mr. Johnson also served as President of Silver State Bank from inception until December 2006, and has served as Chief Executive Officer of Silver State Bank since January 2006.

Thomas T. Nicholson has served as a founding director of Silver State Bank since its inception in July 1996 and as a founding director of Silver State Bancorp since its inception in January 1999. Mr. Nicholson comes from a third generation ranching family and has lived in the Boise, Idaho area for over 50 years. His family started raising sheep and is now raising cattle and crops in Ada and Canyon counties and operating a large Holstein calf operation in Indiana. In addition to managing the significant family farming and cattle operations, Mr. Nicholson owns and manages several businesses, including an agricultural equipment dealership with locations in Idaho, and a Honda/Toyota automobile dealership located in Seattle, Washington. In the past, Mr. Nicholson served as a director of Micron Technology, a Boise based computer chip manufacturer, as a director of the Advisory Board of Key Bank (Idaho State) and as a director of the Peregrine Fund, a non-profit organization.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE NOMINEES FOR ELECTION AS DIRECTORS.

Continuing Directors

Brian M. Collins has served as a director of Silver State Bank since October 1998 and as a founding director of Silver State Bancorp since its inception in January 1999. In addition, over the past five years, Mr. Collins has been involved in a variety of real estate and contracting-related businesses. He has been the owner of Collins and Collins Development, a commercial and residential real estate general contracting firm since 1993. Mr. Collins has served as the Secretary and Treasurer of Collins Development, a commercial real estate general contracting firm, since 2002. He has been a managing member of BJC Investments, LLC, a real estate investment firm. Mr. Collins was also a vice president of Collins Brothers Corp, which specializes in land development and the owner of Collins Motorsports, LLC, a race team shop, since 2002.

Craig A. McCall has served as a director of Silver State Bank since October 1998 and as a founding director of Silver State Bancorp since its inception in January 1999. Mr. McCall has been the president and a majority owner of CKJ, LLC, a company which specializes in owning and managing commercial and industrial real estate properties, since 1996. In his capacity as president of CKJ, LLC, Mr. McCall is responsible for acquisitions and management. Mr. McCall is also the president and sole shareholder of ASAP Auto Pawn, Inc. ASAP Auto Pawn, Inc. owns businesses in the collateral lending business, jewelry store and used car sales. In his capacity as president of ASAP Auto Pawn, Inc., Mr. McCall is responsible for strategic planning and overseeing operations.

Phillip C. Peckman has served as a director of Silver State Bank since May 1997 and as a founding director of Silver State Bancorp since its inception in January 1999. Mr. Peckman joined Greenspun Corporation in 1990 as Chief Operating Officer. The Greenspun Corporation is a privately owned corporation which maintains significant investment interests in a variety of industries including publishing, cable and broadcast media, commercial real estate, and gaming. He left Greenspun Corporation as Chief Executive Officer in October 2006. He is currently the Chief Executive Officer of Peckman Outdoor Media, a Las Vegas based billboard company. In addition, Mr. Peckman is a former attorney and certified public accountant and was the managing partner of the Las Vegas, Nevada offices of McGladrey & Pullen, LLP, an independent certified accounting firm, leaving in 1990. On June 5, 2007, Mr. Peckman was elected to serve as a director of Shuffle Master, Inc., a Nevada based publicly-traded company, which provides entertainment-based products for the gaming industry.

Brian W. Cruden has served as a founding director of Silver State Bank since its inception in July 1996 and as a founding director of Silver State Bancorp since its inception in January 1999. Mr. Cruden has served as the President of Insurcorp, Nevada’s largest employee benefit insurance and consulting firm, since 1992. In addition, Mr. Cruden is a co-owner of Insurcorp. Prior to 1992, Mr. Cruden held several key positions with various insurance companies and firms. Mr. Cruden previously served on the Board of Directors of Nevada Community Foundation. Currently, Mr. Cruden serves on the Board of Trustees of Southern Hills Hospital HCA/Columbia.

Alan Knudson has served as a director of Silver State Bank since January 1998 and as a founding director of Silver State Bancorp since its inception in January 1999. Mr. Knudson has been an investor and trustee of Knudson Family Trust since 1983. In addition, Mr. Knudson was the general partner of Knudson Family Partnership.

Executive Officers

Silver State Bancorp’s executive officers include certain of the executive officers of Silver State Bank, the principal banking subsidiary of Silver State Bancorp. Silver State Bancorp’s and Bank’s executive officers are appointed annually by the respective Boards of Directors and serve at the Board’s discretion. However, some of our officers have employment agreements, as further described in “ — Employment Agreements.” Silver State Bancorp has the following executive officers (the age indicated for each is as of July 31, 2007):

Michael J. Threet, age 38, has served as Chief Financial Officer of Silver State Bancorp since its inception in January 1999 and Chief Operating Officer since August 2006. In addition, Mr. Threet has been Chief Operating Officer of Silver State Bank since August 2006. From June 1997 until he was named Chief Operating Officer, Mr. Threet was Chief Financial Officer and Executive Vice President of Silver State Bank. Prior to joining Silver State Bank, Mr. Threet served as the corporate controller for American Bank of Commerce, where he was responsible for SEC reporting and accounting operations.

Douglas E. French, age 50, has served as Executive Vice President — Commercial Real Estate Lending of Silver State Bank since January 1998. Mr. French joined Silver State Bank as Senior Vice President — Real Estate Loan Officer in 1997 and was promoted to Executive Vice President — Commercial Real Estate Lending in 1998. Mr. French served as a vice president — real estate loan officer for Community Bank from 1995 to 1997. Prior to that, Mr. French served as a Vice President real estate loan officer for U.S. Bank in Reno and Las Vegas.

Calvin D. Regan, age 42, has served as President of Silver State Bank since December 2006. Since joining Silver State Bank in 1996, Mr. Regan has also served as Executive Vice President and Senior Vice President. Mr. Regan has served on the board of the National Association of Government Guaranteed Lenders since 2000.

Thomas J. Russell, age 57, has served as Executive Vice President — Credit Administrator of Silver State Bank since May 2000. Prior to joining Silver State Bancorp, Mr. Russell served as a Vice President and Area Manager of First Security Bank of Nevada from 1997 to 2000. Mr. Russell has over 27 years of commercial banking experience, serving in a variety of positions in both branch and corporate banking assignments.

Kirk Viau, age 41, has served as Senior Vice President and Chief Risk Officer of Silver State Bank and Silver State Bancorp since May 2006. From 1990 until he joined Silver State Bancorp, Mr. Viau worked at the Federal Deposit Insurance Corporation in a variety of roles, including as a senior bank examiner.

CERTAIN TRANSACTIONS WITH MEMBERS OF OUR BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

Transactions with related persons, including directors, executive officers and their immediate family members, have the potential to create actual or perceived conflicts of interest between Silver State Bancorp and such persons. Transactions with related persons generally are categorized as either loans that our bank subsidiaries may make in the ordinary course of business as a financial institution or all other related person transactions.

Each of our bank subsidiaries has had, and expects to have in the future, various loans and other banking transactions in the ordinary course of business with the directors and executive officers (or associates of such person) of Silver State Bancorp, Silver State Bank and Choice Bank. All such transactions: (i) have been and will be made in the ordinary course of business; (ii) have been and will be made on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the time for comparable transactions with unrelated persons; and (iii) in the opinion of management do not and will not involve more than the normal risk of collectibility or present other unfavorable features. At December 31, 2006, our officers, directors and principal stockholders (and their associates) were indebted to our subsidiary banks in the aggregate amount of approximately $25.2 million in connection with these loans. This amount was approximately 2% of total loans outstanding as of such date. All such loans are currently in good standing and are being paid in accordance with their terms.

All other related person transactions are generally treated as potential violations of our Code of Ethics for which a waiver must be obtained if they are found to create a conflict of interest. It is our policy that either the Audit Committee or the independent directors of the Board of Directors acting in executive session review and approve all related person transactions, including any loan to directors, executive officers or their immediate family members, for potential conflicts of interest. If the conflict of interest relates to any member of the Audit Committee or any independent director of the Board, as the case may be, the conflicted person recuses himself or herself from all discussions relating to the conflict of interest. The Chief Executive Officer, or a senior officer designated by the Chief Executive Officer, will resolve any conflict of interest issue involving any other employee.

Brian M. Collins, our director, is the owner of Collins and Collins Development, a commercial and residential real estate general contracting firm. During 2006, we engaged Collins and Collins Development for the construction of an office building with an anticipated completion in 2007. At December 31, 2006, $130,000 of the contract had been paid. We estimate that the contract amount will be approximately $907,000. Also during 2006, we entered into a separate agreement with Collins and Collins Development for the construction of an office building which was completed in the same year. The total payments under the contract were approximately $900,000. During 2007, we engaged Collins and Collins Development for the construction of three future branch locations. We estimate that the aggregate total amount of these contracts will be approximately $2.1 million. At August 31, 2007, approximately $939,000 of the contracts had been paid.

Section 16(a) Beneficial Ownership Reporting Compliance

Because Silver State Bancorp did not have shares registered under the Exchange Act until 2007, Silver State Bancorp’s executive officers and directors, and persons who own more than 10% of Silver State Bancorp common stock were not required to file with the Securities and Exchange Commission reports of ownership and changes of ownership in accordance with Section 16(a) of the Exchange Act for the 2006 fiscal year.

PROPOSAL 2

RATIFICATION OF APPOINTMENT

OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

General

The Audit Committee of the Board of Directors has appointed the firm of McGladrey & Pullen, LLP to act as Silver State Bancorp’s independent registered public accounting firm for the fiscal year ending December 31, 2007, subject to ratification of such appointment by our stockholders. A representative of McGladrey & Pullen, LLP is expected to be present at the annual meeting and will be given an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions. No determination has been made as to what action the Board of Directors would take if the stockholders do not ratify the appointment.

Audit Fees

For the fiscal year ended December 31, 2006, McGladrey & Pullen, LLP billed Silver State Bancorp an aggregate of $376,479 for professional services rendered for the audit of the Company’s consolidated financial statements and for services in connection with filing of our registration statement for our recent initial public offering and the related comfort letter rendered to the underwriters for that offering. Fees for the audit of the consolidated financial statements were $133,287 for the fiscal year ended December 31, 2005.

Audit-Related Fees

For the fiscal year ended December 31, 2006, McGladrey & Pullen, LLP billed Silver State Bancorp an aggregate of $54,810 for services that are reasonably related to the audit or review of the Company’s financial statements and not described above under the caption “Audit Fees.” The services comprising these fees were related to an employee benefit plan audit and merger and acquisition related services. Audit-related fees were $16,841 for the fiscal year ended December 31, 2005. The services comprising these fees were related to an employee benefit plan audit.

Tax Fees

For the fiscal year ended December 31, 2006, RSM McGladrey, Inc., an affiliate of McGladrey & Pullen, LLP, billed Silver State Bancorp an aggregate of $74,069 for professional services rendered for federal and state tax compliance, tax planning and merger and acquisition related services. Tax fees were $52,249 for the fiscal year ended December 31, 2005. The services comprising these fees were federal and state tax compliance and tax planning services.

All Other Fees

RSM McGladrey, Inc., billed Silver State Bancorp $49,561 and $22,348 for the years ended December 31, 2006 and 2005, respectively, for regulatory compliance and Bank Secrecy consulting services.

Audit Committee Approval

Acting under its charter, the Audit Committee annually appoints the independent registered public accounting firm, in its sole discretion, and reviews the scope of the audit services to be performed for the year with the independent registered public accounting firm and the principal accounting officer and pre-approves all such audit services. In addition, the Audit Committee pre-approves the retention of the independent registered public accounting firm for all non-audit services and the fees to be paid for such services. In accordance with such policies, the Audit Committee approved 100% of the services described above under “Audit-Related Fees,” “Tax Fees” and “All Other Fees.”

Audit Committee Responsibility and Report

The information set forth in this section, including but not limited to the Report of the Audit Committee, shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or the Exchange Act, except to the extent that Silver State Bancorp specifically incorporates this information by reference, and otherwise shall not be deemed “soliciting materials” or to be “filed” with the SEC or subject to Regulations 14A or 14C of the SEC or subject to the liabilities of Section 18 of the Exchange Act.

Under the guidance of a written charter adopted by the Board of Directors on January 24, 2007, the Audit Committee is primarily responsible for:

•

Monitoring the integrity of Silver State Bancorp’s financial reporting process and systems of internal controls regarding finance, accounting, legal compliance and public disclosure of financial information;

•	Monitoring the independence and performance of Silver State Bancorp’s independent registered public accounting firm and internal auditing function; and

•	Maintaining free and open communication between the Audit Committee, the independent registered public accounting firm, management, the internal auditing function, and the Board of Directors.

•	In fulfilling its responsibilities, the Audit Committee, among other things:

•

Reviews with management and the independent registered public accounting firm Silver State Bancorp’s audited financial statements and other financial disclosures to be included in the quarterly financial statements and other financial disclosures to be included in Quarterly Reports on Form 10-Q, and in Annual Reports on Form 10-K and in each case prior to the filing of such reports with the Securities and Exchange Commission;

•

Supervises the relationship between Silver State Bancorp and its independent registered public accounting firm, including making decisions with respect to their appointment or removal, evaluating their performance, reviewing the scope of their audit services and approving the compensation for such services, approving any non-audit services and the fees for such services, and evaluating the independence of the independent registered public accounting firm; and

•

Working with management, the independent registered public accounting firm, and the internal auditors of Silver State Bancorp, evaluates the integrity of Silver State Bancorp’s financial reporting processes and controls.

Report of the Audit Committee

In accordance with the Audit Committee Charter, the Audit Committee has reviewed and discussed the audited financial statements of Silver State Bancorp for the fiscal year ended December 31, 2006, with Silver State Bancorp’s management. The Audit Committee has discussed with McGladrey & Pullen, LLP Silver State Bancorp’s audited financial statements for the fiscal year ended December 31, 2006, including the following matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees):

•	The independent registered public accounting firm’s responsibility under Generally Accepted Auditing Standards adopted in the United States;

•	Any significant accounting policies either newly adopted or modified;

•	Any significant management judgments and estimates included in the underlying financial statements;

•	Any significant audit adjustments proposed in their examination;

•	Any other information in documents containing the audited financial statements;

•	Any disagreements with management;

•	Any major issues discussed with management and other independent audit and accounting firms;

•	Any major issues discussed with management prior to retention as independent registered public accounting firm;

•	Any difficulties encountered in performing the examination; and

•	Quality of accounting principles.

The Audit Committee has also received the written disclosures and the letter from McGladrey & Pullen, LLP required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and the Audit Committee has discussed the independence of McGladrey & Pullen, LLP with that firm. Based on the review and discussions with Silver State Bancorp’s auditors and management as noted above, the Audit Committee recommended to the Board of Directors that the financial statements for the fiscal year ended December 31, 2006 be included in Silver State Bancorp’s Registration Statement on Form S-1 (Registration No. 333-142110) for filing with the Securities and Exchange Commission.

Audit Committee of Silver State Bancorp

Bryan S. Norby, Chair

Craig A. McCall, Member

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” APPROVAL OF THE RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

CORPORATE GOVERNANCE

We aspire to the highest standards of ethical conduct. In that spirit, we are committed to being a leader in corporate governance reform. In addition to our ongoing compliance with SOX, the rules of the Nasdaq Global Market and Nevada law, we continue to strive to follow high standards of corporate governance.

Independence of Directors

A majority of our Board of Directors are independent, as affirmatively determined by the Board consistent with the criteria established by the Nasdaq Global Market and as required by Silver State Bancorp’s Amended and Restated Code of Bylaws.

The Board has conducted an annual review of director independence. During this review, the Board considered transactions and relationships during the prior year between each director or any member of his or her immediate family and Silver State Bancorp and its subsidiaries, affiliates and equity investors, including those reported under “Certain Transactions with Members of our Board of Directors and Executive Officers” above. The Board also examined transactions and relationships between directors or their affiliates and members of senior management or their affiliates. The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent.

As a result of this review, the Board affirmatively determined that the following directors meet Silver State Bancorp’s general standard of independence: Craig A. McCall, Bryan S. Norby, Phillip C. Peckman, Alan Knudson, Thomas T. Nicholson, and Brian W. Cruden. The remaining two directors were determined to be not independent for the following reasons: Corey L. Johnson is the Chief Executive Officer and the President of Silver State Bancorp; and Brian M. Collins received compensation from Silver State Bancorp as the owner of two construction companies which are involved in building several new Silver State Bank branches. In addition, in determining that Brian W. Cruden is independent, the Board took into account that an entity with which Mr. Cruden is affiliated acts as agent for the purchase of insurance that forms part of Silver State Bancorp’s employee benefit programs, including medical, dental, life and disability insurance. During the year ended December 31, 2006, the entity with which Mr. Cruden is affiliated received approximately $80,000 in fees from the various insurance companies that provide Silver State Bancorp’s employee benefit programs.

Lead Independent Director

The Board of Directors has created the position of lead independent director, whose primary responsibility is to preside over periodic executive sessions of the independent members of the Board of Directors. The lead independent director also prepares the agenda for meetings of the independent directors, serves as a liaison between the independent directors and management and outside advisors, and makes periodic reports to the Board of Directors regarding the actions and recommendations of the independent directors. The independent members of the Board of Directors have designated Bryan Norby to serve in this position for 2007.

Continuing Corporate Governance Efforts

Silver State Bancorp’s Amended and Restated Code of Bylaws, among others things, defines who may be considered an “independent” director, establishes a mandatory retirement age for all directors, requires the independent directors to meet periodically in executive session, and requires that the responsibilities of the committees of the Board of Directors conform with the requirements of SOX and related rules and regulations. In addition, Silver State Bancorp has Corporate Governance Guidelines, which are available on our website at www.silverstatebancorp.com, and a Code of Ethics, which is available free of charge by contacting Michael J. Threet, Silver State Bancorp’s Chief Financial Officer and Chief Operating Officer, at (702) 949-6872. Further actions to enhance our corporate governance mechanisms will be taken as required by law and the exchanges upon which our shares are listed, or as otherwise deemed necessary or appropriate by the Board of Directors, with a continuing focus on high standards of corporate governance.

Stockholder Communications with the Board

Stockholders of Silver State Bancorp may contact the Board of Directors, either individually or as a group, by writing to the Board of Directors, c/o Corporate Secretary, Silver State Bancorp, 170 South Green Valley Parkway, Henderson, Nevada, 89012. The Corporate Secretary will forward a copy of all written communications to each member of the Board of Directors.

Board Composition

In accordance with the terms of our Amended and Restated Articles of Incorporation, the terms of office of our directors are divided into three classes:

•	Class I, whose term will expire at the annual meeting of stockholders to be held in 2007.

•	Class II, whose term will expire at the annual meeting of stockholders to be held in 2008.

•	Class III, whose term will expire at the annual meeting of stockholders to be held in 2009.

The Class I directors are Messrs. Norby, Nicholson, and Johnson, the Class II directors are Messrs. McCall, Peckman and Collins, and the Class III directors are Messrs. Knudson and Cruden. At each of Silver State Bancorp’s annual stockholder meetings, the stockholders elect directors to fill the seats of the directors whose terms are expiring in that year and any vacant seats. Silver State Bancorp, as sole stockholder of Silver State Bank and Choice Bank, elects the directors for each of its bank subsidiaries.

Meetings of the Board of Directors and Its Committees

During 2006, Silver State Bancorp’s Board of Directors held 13 meetings. No current director attended fewer than 75% of the total number of Board meetings held during the period for which such director has been a director and committee meetings of which such director was a member.

Attendance at the Stockholders Meeting

While we do not have a specific policy regarding attendance at the annual meeting of stockholders, all nominees and continuing directors are expected to attend. All of our directors attended last year’s annual meeting.

Committees of the Board of Directors

Silver State Bancorp’s Board of Directors has established four standing committees:

•	the Compensation Committee;

•	the Nominating and Governance Committee;

•	the Audit Committee; and

•	the Executive Committee.

Information with respect to these committees is listed below. Silver State Bancorp may appoint additional committees of its Board of Directors in the future, including for purposes of complying with all applicable corporate governance rules of the Nasdaq Global Market.

Compensation Committee. The Compensation Committee consists of Messrs. Norby, Nicholson and McCall, with Mr. McCall serving as Chairman. The Compensation Committee acts under a written charter adopted by Silver State Bancorp’s board of directors, which is available on Silver State Bancorp’s website at www.silverstatebancorp.com. This committee oversees Silver State Bancorp’s compensation and employee benefit plans and practices, including its executive compensation plans and its incentive compensation and equity-based plans. The Compensation Committee also annually reviews and approves corporate goals and objectives relevant to the Chief Executive Officer’s compensation and evaluates the Chief Executive Officer’s performance in light of those goals and objectives. The Compensation Committee may not delegate any of its powers. The Compensation Committee met once during 2006.

Our Amended and Restated Code of Bylaws require that executive officer compensation be set by the Board of Directors, upon the recommendation of the Compensation Committee. As a NASDAQ Global Market listed company, we must observe governance standards that require executive officer compensation decisions to be made by the independent director members of our board or by a committee of independent directors. Consistent with these requirements, all members of the Compensation Committee have been determined by the Board to be independent of Silver State Bancorp and meet the definition of independence in Rule 4200(a)(15) of the Nasdaq Global Market’s listing standards.

Nominating and Governance Committee. The Nominating and Governance Committee consists of Messrs. Knudson, Cruden and Peckman. Mr. Peckman serves as Chairman. All members of the Nominating and Governance Committee have been determined by the Board to be independent of Silver State Bancorp and meet the definition of independence in Rule 4200(a)(15) of the Nasdaq Global Market’s listing standards. The Nominating and Governance Committee acts under a written charter adopted by Silver State Bancorp’s board of directors, a copy of which is available on Silver State Bancorp’s website at www.silverstatebancorp.com. This committee is responsible for developing and implementing policies and practices relating to corporate governance, including developing and monitoring implementation of Silver State Bancorp’s Corporate Governance Guidelines. In addition, the Nominating and Governance Committee is responsible for developing criteria for the selection and evaluation of directors and recommends to the Board of Directors candidates for election as directors and senior management.

The Nominating and Governance Committee employs a variety of methods for identifying and evaluating nominees for director. The Nominating and Governance Committee will review the performance of Silver State Bancorp’s current members to determine if they should stand for reelection. If a determination is made that a current Board member will not be recommended by the Nominating and Governance Committee for reelection, due to no longer satisfying the minimum qualifications, retirement or otherwise, the Nominating and Governance Committee will conduct a search for individuals qualified to become members of Silver State Bancorp’s Board of Directors, unless the Board of Directors decides to reduce the size of the Board. The Nominating and Governance Committee will also evaluate director nominations by stockholders that are submitted in accordance with the procedural and informational requirements set forth in Silver State Bancorp’s Amended and Restated Code of Bylaws and described herein under “Notice of Business to be Conducted at Annual Meeting.”

Silver State Bancorp’s Corporate Governance Guidelines contain criteria considered by the Nominating and Governance Committee in evaluating nominees for a position on its Board. In addition, the Board, upon recommendation of the Nominating and Governance Committee, has adopted, and at least annually reviews and approves, Nominee Qualification Guidelines for use by the Nominating and Corporate Governance Committee in evaluating all potential nominees, which set forth, among other matters, Board composition and director qualification standards. Among the matters to be reviewed are the candidate’s integrity, maturity and judgment, experience, collegiality, expertise, diversity, commitment and independence. All nominees, including incumbent directors, board nominees and stockholder nominees, are evaluated in the same manner. Generally, the Nominating and Governance Committee believes that directors should possess the highest personal and professional ethics and integrity and should have broad experience in positions with a high degree of responsibility, corporate board experience and the ability to commit adequate time and effort to serve as a director. Other criteria that will be considered include expertise currently desired on the Board of Directors, geography, finance or financial service industry experience, ethical standards and involvement in the community. The Nominating and Governance Committee also evaluates potential nominees to determine if they meet Silver State Bancorp’s standard of independence (to ensure that at least a majority of the directors will, at all times, be independent).

Directors of Silver State Bancorp may not serve on the board of more than two other public companies and may not serve on the board of another unaffiliated insured depository institution, bank holding company, financial holding company or thrift holding company having operations in any market area in which Silver State Bancorp or any of its affiliated entities has operations while serving as a director of Silver State Bancorp. The Nominating and Governance Committee was formed in January of 2007, and, thus, did not meet in 2006.

Audit Committee. The Audit Committee consists of Mr. McCall and Mr. Norby, each of whom have been determined by the Board to be independent of Silver State Bancorp and meet the definition of independence in Rule 4200(a)(15) of the Nasdaq Global Market’s listing standards and Rule 10A-3 of the Exchange Act. Mr. Norby serves as Chairman of the Audit Committee. Silver State Bancorp’s Board of Directors has determined that Mr. Norby is an “audit committee financial expert,” as defined by the rules and regulations of the SEC.

The Audit Committee acts under a written charter adopted by Silver State Bancorp’s Board of Directors, a copy of which is available on Silver State Bancorp’s website at www.silverstatebancorp.com. The Audit Committee is primarily responsible for: monitoring the integrity of Silver State Bancorp’s financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance and public disclosure of financial information; monitoring the independence and performance of Silver State Bancorp’s independent auditors and internal auditing department; and maintaining free and open communication between the Audit Committee, the independent auditors, management, the internal auditing department, and the Board of Directors. The Audit Committee met 15 times during 2006.

Rule 4350(d) of the Nasdaq Global Market’s listing standards, requires that audit committees be comprised of at least three independent members. We currently have one vacancy on this committee and pursuant to the Nasdaq Global Market’s listing standards, we have 12 months from our listing to comply with this requirement. The Nominating and Governance Committee intends to commence a search for a third member by the second half of this year.

Executive Committee. The Executive Committee consists of Messrs. Johnson, Norby, McCall, Nicholson and Peckman. The Executive Committee exercises certain powers of the Board of Directors in the management of the business and affairs of Silver State Bancorp, if necessary, between meetings of the Board of Directors.

Compensation Committee Interlocks and Insider Participation

During the year ended December 31, 2006, Messrs. Norby, McCall and Nicholson served on the Compensation Committee. There were no interlocks, as defined under the rules and regulations of the SEC, between members of the Compensation Committee or executive officers of Silver State Bancorp and corporations with which such persons are affiliated.

Compensation Committee Report

The information set forth in the Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or the Exchange Act, except to the extent that Silver State Bancorp specifically incorporates this information by reference, and otherwise shall not be deemed “soliciting materials” or to be “filed” with the SEC or subject to Regulations 14A or 14C of the SEC or subject to the liabilities of Section 18 of the Exchange Act.

The Compensation Committee has reviewed the Compensation Discussion and Analysis included in this proxy statement and has discussed it with management. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Silver State Bancorp

Compensation Committee

Craig A. McCall, Chairman, Chair

Bryan S. Norby, Member

Thomas T. Nicholson, Member

COMPENSATION DISCUSSION AND ANALYSIS

Private Securities Litigation Reform Act Safe Harbor Statement

This Compensation Discussion and Analysis contains certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 which may be identified by the use of such words as “may,” “believe,” “expect,” “anticipate,” “consider” “should,” “plan,” “estimate,” “predict,” “continue,” “probable” and “potential” or the negative of these terms or other comparable terminology. Examples of forward-looking statements include, but are not limited to estimates with respect to the financial condition, results of operations and business of Silver State Bancorp These factors include, but are not limited to:

•	the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control;

•	there may be increases in competitive pressure among the financial institutions or from non-financial institutions;

•	changes in the interest rate environment may reduce interest margins or affect the value of our investments;

•	changes in deposit flows, loan demand or real estate values may adversely affect our business;

•	changes in accounting principles, policies or guidelines may cause our financial condition to be perceived differently;

•

general economic conditions, either nationally or locally in some or all of the areas in which we do business, or conditions in the securities markets or the banking industry may be less favorable than we currently anticipate;

•	legislative or regulatory changes may adversely affect our business;

•	applicable technological changes may be more difficult or expensive than we anticipate;

•	success or consummation of new business initiatives may be more difficult or expensive than we anticipate;

•	litigation or matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than we anticipate;

•	the risks associated with continued diversification of assets and adverse changes to credit quality;

•	difficulties associated with achieving expected future financial results;

•	the risk of an economic slowdown that would adversely affect credit quality and loan originations; and

•	changes in prevailing compensation practices.

Our ability to predict results or the actual effects of our plans or strategies is inherently uncertain. As such, forward-looking statements can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Consequently, no forward-looking statement can be guaranteed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this filing. We do not intend to update any of the forward-looking statements after the date of the Proxy Statement that includes this Compensation Discussion and Analysis or to conform these statements to actual events.

Introduction

In this Compensation Discussion and Analysis we give an overview and analysis of our compensation program and policies, the material compensation decisions we have made under those programs and policies, and the material factors that we considered in making those decisions. Later in this proxy statement, under the heading “Executive Officer Compensation” you will find a series of tables containing specific information about the compensation earned or paid in 2006 to Corey L. Johnson, our President and Chief Executive Officer, Michael J. Threet, our Chief Operating Officer and Chief Financial Officer, Calvin D. Regan, the President of Silver State Bank, Douglas E. French, our Executive Vice President, Thomas J. Russell, our Chief Credit Officer and Tod W. Little, our former Chief Executive Officer, referred to as our “named executive officers,” or NEOs.

Compensation Committee

The Compensation Committee assesses the structure of the management team and the overall performance of Silver State Bancorp. It is responsible for making recommendations to the Board of Directors regarding executive compensation, incentive compensation awards and grants of equity awards. All members of the Compensation Committee have been determined by the Board to be independent of Silver State Bancorp and meet the definition of independence in Rule 4200(a)(15) of the Nasdaq Global Market’s listing standards.

The Compensation Committee endeavors to maintain executive compensation that is fair, reasonable and consistent with Silver State Bancorp’s size and the compensation practices of its competitors within the financial services industry. The goal of the Compensation Committee is to attract, develop and retain high caliber executives who are capable of optimizing Silver State Bancorp’s performance for the benefit of its stockholders.

The Chief Executive Officer provides information to the Compensation Committee about individual performance assessments for each of the other NEOs, after reviewing the analysis and supporting data received from Clark Consulting, an outside consulting group, and expresses to the Compensation Committee his view on the appropriate levels of compensation for the other NEOs for the ensuing year. For 2006, the Chief Executive Officer’s recommendations were followed by the Compensation Committee.

The Chief Executive Officer participates in Compensation Committee discussions solely in an informational and advisory capacity and does not have a vote in the Compensation Committee’s decision-making process. The Chief Executive Officer does not attend those portions of the Compensation Committee meetings during which his performance is evaluated or his compensation is determined.

The compensation of named executive officers is made up of many components, consisting of base salary, short-term bonus incentives, equity plans which provide for the grant of stock options and restricted stock awards as well as a 401(k) plan. In addition, the NEOs are provided with general fringe benefits consisting of enhanced medical and dental insurance, group term life insurance, disability insurance and employee assistance programs, tax gross-ups for insurance coverage under bank-owned life insurance, automobile-related benefits, country club dues and gym memberships.

Base Salary

We pay base salaries in order to provide executive officers with sufficient, regularly-paid income and to attract, recruit and retain executives with the knowledge, skills and abilities necessary to successfully execute their job duties and responsibilities. When establishing the 2006 base salaries, the Compensation Committee hired a consultant, Clark Consulting, to provide recommendations based on compensation data compiled by Clark Consulting derived from public filings with the SEC. The outside consultant blended several data categories from these sources to reflect Silver State Bank’s asset size, geographical region and performance in order to produce a custom peer group consisting of the nineteen following publicly traded banks and bank holding companies: West Coast Bancorp, CoBiz Inc., Capital Corp. of the West, Vineyard National Bancorp, Farmers & Merchants Bancorp, Western Sierra Bancorp, Cascade Bancorp, Northern Empire Bancshares, Cascade Financial Corp., Heritage Commerce Corp., Sierra Bancorp, Pacific Mercantile Bancorp, PremierWest Bancorp, Community Bancorp, Temecula Valley Bancorp Inc., Bank of Marin, Washington Banking Co., Alliance Bancshares California and San Joaquin Bank. The consultant then presented the Compensation Committee with recommendations and salary ranges to use for establishing executive pay. The Compensation Committee takes into account the data provided by the consultant, the achievement of the Silver State Bancorp’s strategic plan and goals for the prior year (consisting primarily of growth in the areas of asset size, return on equity and return on assets), and the contribution of the NEOs towards meeting those goals consistent with each NEO’s role within the organization with no particular factor weighed more heavily than any other in determining base salary. The Compensation Committee also reviews Silver State Bancorp’s financial performance, focusing on our asset size, return on equity and return on assets, and takes into account its own personal knowledge of the standards of living within the community to establish a base salary for its NEOs. In light of the foregoing and our exceptional performance as compared to the custom peer group, the Compensation Committee has historically benchmarked NEO compensation at approximately the seventy-fifth (75th) percentile of the peer group NEO compensation.

Bonus Plans

Our annual bonus program is designed to link awards to our strategic and operating objectives, which have historically focused on the areas of asset growth, return on equity and return on assets. The goal of the plan is to have long-term viability and to be attractive to new hires and help retain current employees. For purposes of the annual bonus, each named executive officer is evaluated on their contribution to these corporate performance measures at year-end. The Compensation Committee reviews these goals and recommends bonuses based on their achievement to the Board of Directors for final approval on an annual basis.

For purposes of determining the level of funding, actual performance for the relevant year is compared to a sliding scale of performance measures to determine the level of bonuses awarded, if any, to each NEO. For 2006, bonuses were awarded based on general performance in the areas of asset growth, return on equity and return on assets with no specific weighting based on numerical thresholds or specific benchmarks. Bonuses were determined using the same methodology and background data as was used for determining base salary, specifically determining bonuses on the basis of the information provided by Clark Consulting regarding bonuses paid by the peer group comprised of similar publicly traded banks and bank holding companies as discussed above under “Compensation Discussion and Analysis–Base Salary.” The determination of the amount of bonus payable to each NEO was then made based upon the bonus amount needed to bring total cash compensation paid to each NEO into approximately the 75th percentile of total cash compensation paid to persons with similar job functions as the particular NEO within the peer group of similar publicly traded banks and bank holding companies. This percentage target for total cash compensation was selected because our performance was in the top 25th percentile within the peer group on the performance measures of asset growth, return on equity and return on assets for 2006. It is the general policy of the Compensation Committee not to adjust the bonuses awarded, but the Compensation Committee does have the discretion to make adjustments and will do so if unusual or unanticipated circumstances occur. To date, the Compensation Committee has not utilized its discretion to make adjustments to any bonus payments.

Mr. French is also compensated on the basis of commissions derived from fee income on loans that he originates (with the approval for such loan originations and fees controlled by persons other than Mr. French). The use of commissions as part of Mr. French’s compensation reflects his role as one of our leading loan originators and the general market custom of compensating loan origination officers on the basis of commissions. Mr. French receives commissions based on 10% of the loan fees generated, which rate we believe to be customary. This commission rate is paid to all loan officers of Silver State Bank.

Equity Plans

The 1997 Executive Stock Option Plan and 1997 Stock Option Plan were approved by our stockholders on October 23, 1998. The 1998 Stock Option Plan was approved by our stockholders on April 29, 1998. The 2004 Stock Option Plan was approved by our stockholders on April 28, 2004 and an amendment to the 2004 Plan was approved by our stockholders on December 21, 2005. The 2006 Omnibus Equity Plan, which provides for the award of stock options and restricted stock, was approved by our stockholders on September 20, 2006. The purpose of each plan is to promote the growth and profitability of Silver State Bancorp, to provide an incentive to achieve corporate objectives, to attract and retain individuals of outstanding competence and to provide participants with an equity interest in Silver State Bancorp, so that their interests are aligned with stockholder interests. This approach is designed to provide incentives to increase stockholder value over the long term since the full benefit of this component of the compensation package cannot be realized unless stock price appreciation occurs over a number of years. Further information on awards granted to named executive officers is available in the section titled “Equity Compensation Plans” within this proxy statement.

No awards were granted to any NEO in calendar 2006 due to the sufficiency of the stock grants made in 2004 to the NEOs (the NEOs were granted a large number of options in 2004 with an initial vesting schedule of 25% per year such that the options would fully vest in 2008; however, the vesting schedules of these options were accelerated in calendar 2005 to be 100% vested in anticipation of adverse accounting treatment under FAS 123R). On July 30, 2007, Messrs. Johnson, Regan, Threet and Russell were each granted 10,000 incentive stock options which will vest 50% per year on the anniversary date of the grant. These option grants were made pursuant to the 2006 Omnibus Equity Plan in recognition of the completion of the initial registered public offering occurring on July 23, 2007. When awards are made, these awards are timed to occur during those periods when there is no impending release of any material, non-public information relating to Silver State Bancorp. The exercise price of the stock option award is established to be fair market value of our common stock on the date of grant.

In December 2005, we accelerated the vesting of 975,000 stock options with an average exercise price of $7.65 per share. The accelerated options were held by our directors and executive officers. Our Board of Directors voted to approve the option acceleration at a meeting held on December 14, 2005. The option acceleration was effective as of December 21, 2005. Our chief executive officer at the time, Tod W. Little, participated in the discussions and voting on the option acceleration at this board meeting. Shortly after the acceleration of the options, Mr. Little exercised all of his 112,500 options with an aggregate value (measured as the market price of our common stock on the date of exercise less the exercise price multiplied by the number of options exercised) equal to approximately $1.4 million. On January 9, 2006, Mr. Little submitted to our Board of Directors his resignation from all positions with us. January 9, 2006, was the first date that any member of our board of directors became aware of Mr. Little’s intention to resign. If the option acceleration had not occurred the previous month, Mr. Little would have forfeited all of his 112,500 unvested options in accordance with the terms of the options.

As a result of the modification of the stock options, we recognized stock option expense of $1.6 million in 2005 in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, as interpreted by Financial Accounting Standards Board Interpretation No. 44: Accounting for Certain Transactions Involving Stock Compensation (FIN 44). Also as a result of the modification of these stock options, we will not need to record any stock option expense under Statement of Financial Accounting Standards No. 123R. Had we not accelerated the vesting of stock options in December 2005, and considering subsequent forfeitures by the former chief executive officer, we would have recorded total compensation expense pursuant to SFAS No. 123R of approximately $1.3 million during the periods 2006 through 2008.

Employment Agreements

Silver State Bancorp or Silver State Bank, as applicable, has entered into employment agreements with Messrs. Johnson, Threet, Regan and Russell in order to secure their services in their respective positions with Silver State Bancorp and Silver State Bank. These agreements each have a term of three years and renew automatically each year.

We entered into these agreements with the intent to assure stockholders of management continuity. We also established these agreements to maintain quality leadership for the organization. The Compensation Committee wanted to protect the interest of our named executive officers so that, in the event that a change in control or a merger/acquisition opportunity arose, the named executive officers who have entered into the contracts would be motivated to act solely in the best interests of the institution rather than potentially being distracted by personal concerns and interests. The details of these agreements are discussed in further detail under the heading “Employment Agreements” elsewhere in this proxy statement.

All Other Compensation

All other compensation for NEOs includes employer provided 401(k) contributions, insurance premiums, tax gross-ups for insurance coverage under bank-owned life insurance, automobile-related benefits, country club dues and gym memberships which we believe are important to the provision of a competitive compensation package to retain the NEOs.

Interrelationship of Compensation Elements

The various elements of the compensation package are not inter-related. For example, if it does not appear as though the expected level of bonus will be achieved, the size of the base salary is not affected.

Other Matters

While we believe that it is important that our executive officers and directors own shares of Silver State Bancorp’s common stock, and all of the executive officers and directors own common stock, we do not have equity or security ownership requirements or guidelines for executive officers. This is primarily because we believe the current NEOs’ interests are sufficiently aligned with the stock performance of Silver State Bancorp through current holdings of vested stock options. For our director security ownership requirements see “Corporate Governance — Director Qualifications.”

The Compensation Committee does take into account the impact of accounting and tax treatments when setting compensation; however, it is not a primary consideration in the decision-making process.

Compensation Decision-Making Policies and Procedures

Decision-Making and Policy-Making. Our Amended and Restated Code of Bylaws requires that executive officer compensation be set by the Board of Directors upon the recommendation of the Compensation Committee to which decision-making authority has been delegated. In addition, upon our listing on the Nasdaq Global Market, we will have to observe governance standards that require executive officer compensation decisions to be made by the independent director members of our board or by a committee of independent directors. Consistent with these requirements, our Board of Directors has established a Compensation Committee all of whose members are independent directors.

The Compensation Committee has been delegated authority by our board to oversee executive compensation by evaluating and recommending to the Board approval of Silver State Bancorp’s and its subsidiaries’ compensation, employment arrangements and benefit programs and plans. We have established a Compensation Committee Charter which annually reviews compensation of its executive officers based on annual base salary level, any annual incentive or performance-based compensation, any employment agreements, severance arrangements and change in control agreements, any perquisites or other in-kind benefits, and any other special or supplemental benefits.

The Compensation Committee meets at least two times a year. It considers the expectations of the Chief Executive Officer with respect to his own compensation based on the corporate goals and objectives and the Chief Executive Officer’s performance in light of these goals and objectives. The Compensation Committee does not delegate its duties to others.

Use of Outside Advisors and Survey Data. The Compensation Committee uses its own criteria coupled with custom peer group comparative data prepared by Clark Consulting in order establish the compensation plans and programs and associated compensation levels of the Chief Executive Officer as well as the other named executive officers. The custom peer group utilized consists of nineteen publicly traded banks and bank holding companies.

Executive Officer Compensation

The table below sets forth for 2006 the compensation of each of our named executive officers.

2006 SUMMARY COMPENSATION TABLE

Name and Principal Positions	Year	Salary(1)	Bonus(1)	Option Awards(2)	Non-Equity Incentive Plan Compensation		All Other Compensation(4)	Total
Corey L. Johnson,	2006	$222,576	350,126	$—	$—		$27,582	$600,284
Director, President & Chief Executive Officer

Tod W. Little,	2006	5,797	—	—	—		270,643	276,440
Former Chief Executive Officer(5)

Michael J. Threet,	2006	163,419	250,126	—	—		20,671	434,216
Chief Operating and Chief Financial Officer

Calvin D. Regan,	2006	201,837	300,126	—	—		24,341	526,304
President of Silver State Bank

Douglas E. French,	2006	151,626	100,126	—	338,584	(3)	13,951	604,287
Executive Vice President

Thomas J. Russell	2006	135,536	100,126	—	—		6,647	242,309
Chief Credit Officer

(1)	The figures shown for salary and bonus represent amounts earned for the fiscal year, whether or not actually paid during such year, and include amounts deferred pursuant to employee 401(k) and profit sharing plans.
(2)	No compensation cost was recognized since no stock-based awards were granted to named executive officers in 2006.
(3)	Represents amounts earned for services rendered during the fiscal year as commissions consisting of 10% of the fee income on loan originations, whether or not actually paid during such fiscal year.
(4)	The named executive officers participate in certain group life, health, disability insurance and medical reimbursement plans, not disclosed in the Summary Compensation Table, that are generally available to salaried employees and do not discriminate in scope, terms and operation. The figure shown for each named executive officer includes the following items: (i) tax gross-ups for insurance coverage under bank-owned life insurance in the amount of $2,998, $345, $315, $411 and $645 for Messrs. Johnson, Threet, Regan, French and Russell, respectively; (ii) automobile-related benefits in the amount of $3,626, $2,847 and $5,151 for Messrs. Johnson, Threet and Regan, respectively; (iii) country club dues and gym memberships in the amount of $7,540, $7,766, $6,875 and $7,540 for Messrs. Johnson, Threet, Regan and French, respectively; (iv) employer 401(k) contributions of $13,418, $9,713, $12,000, $6,000 and $6,002 for Messrs. Johnson, Threet, Regan, French and Russell, respectively; and (v) severance benefits in the amount of $270,643 provided to Mr. Little in connection with his resignation.
(5)	Mr. Little resigned effective January 9, 2006.

Employment Agreements

Silver State Bancorp or Silver State Bank, as applicable, has entered into employment agreements with Messrs. Johnson, Threet, Regan and Russell in order to secure their services in their respective positions with Silver State Bancorp and Silver State Bank. The employment agreements are for a period of three years for each of these executives and the agreements extend automatically each year unless the board of directors determines not to extend the term. For 2007, the Board has set the minimum annual salaries of Messrs. Johnson, Threet, Regan and Russell at $350,000, $230,000, $275,000 and $155,000, respectively, which will be adjusted annually for cost of living increases. The employment agreements provide for participation in discretionary bonuses, retirement and employment benefit plans and other fringe benefits available to executive employees of Silver State Bancorp and Silver State Bank.

The Board of Directors may terminate the employment agreements at any time with or without cause. However, termination without cause or following a change in control of Silver State Bancorp or Silver State Bank would subject Silver State Bancorp and Silver State Bank to liability for severance benefits. In the event of a termination without cause, each executive would be entitled to the payment of salary and annual bonus for the remaining unexpired term of the agreement. These same severance benefits would be payable to the executive if the executive resigns during the term of his employment agreement due to a material change or reduction in the executive’s position, authority, duties or responsibilities; a reduction in salary unless such salary reduction is part of an employer-wide reduction applied uniformly to all officers; a reduction of bonus, incentive or compensation award opportunities unless such reduction is part of an employer-wide reduction applied uniformly to all officers or a termination of any such plan in which participants are treated disparately with respect to the termination; involuntary relocation of the executive’s place of employment to a location more than 30 miles from his current place of employment; or any material breach of the employment agreement by Silver State Bancorp or Silver State Bank. Change in control for purposes of the agreement occurs when (i) any person becomes the beneficial owner of 25% or more of the voting shares of Silver State Bancorp’s outstanding securities; (ii) a reorganization, merger, or consolidation occurs other than one in which at least 51% of the equity ownership interest and voting securities are held in substantially the same relative proportions as held prior to the transaction; (iii) a complete liquidation or dissolution of Silver State Bancorp or Silver State Bank; or (iv) a corporate transaction in which a majority of the Board of Directors following the transaction is not constituted by individuals who were directors before such transaction. The employment agreements provide for non-competition and non-solicitation provisions for a period of one year following termination of employment other than following a change in control.

In the event severance is payable following a change in control (using the same criteria discussed above), each executive would be paid a lump sum amount equal to three times the executive’s annual salary and bonus. If the change in ownership or control is experienced, as contemplated under Section 280G of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, the severance benefits provided under the employment agreements might constitute an “excess parachute payment” under current federal tax laws. Federal tax laws impose a 20% excise tax, payable by the executive, on excess parachute payments with such payments being non-deductible to the payor. Under the employment agreements, the severance benefits would be limited to ensure that no part of these severance benefits would be subject to such excise tax or loss of deduction. It is currently estimated that if a change in control occurred on December 31, 2007 and severance was triggered for each of the executives, the following lump sum payments would be due: Mr. Johnson — $2,100,000; Mr. Threet — $927,514; Mr. Regan — $1,638,044; and Mr. Russell — $496,834.

In the event severance is payable following a termination without cause or for good reason on December 31, 2007, the following lump sum payments would be due: Mr. Johnson — $2,100,000; Mr. Threet — $1,440,000; Mr. Regan — $1,725,000; and Mr. Russell — $765,000.

Equity Compensation Plans

Long-term incentives are provided to the NEOs, employees and directors through awards made under the equity plans established by Silver State Bancorp from time to time. All salaried employees and directors are eligible to be granted awards under the equity plans. On September 20, 2006, stockholders of Silver State Bancorp approved the 2006 Omnibus Equity Plan or, the 2006 Plan. The 2006 Plan authorizes the granting of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock awards, and performance share cash only awards. The 2006 Plan authorized the issuance of 579,810 shares of Silver State Bancorp common stock, representing the total number of shares remaining available for stock option grants under Silver State Bancorp’s 1997 Stock Option Plan, 1998 Stock Option Plan, and 2004 Stock Option Plan. With the approval of the 2006 Plan, no additional awards will be granted under the 1997, 1998, and 2004 plans. However, all awards under the 2006 Plan, 2004 Plan, 1998 Plan and 1997 Plan (collectively referred to as the “Equity Plans”) will continue to be governed by the terms of the respective Equity Plans until such awards expire pursuant to their terms. The aggregate number of shares underlying awards granted to any participant in a single year under the 2006 Plan may not exceed 125,000. As of December 31, 2006, the total number of awards remaining to be granted under the 2006 Plan was 333,750. The Equity Plans provide for the issuance of “incentive stock options” qualified under Section 422 of the Internal Revenue Code and “non-qualified stock options.” In addition, the 2006 Plan may grant restricted stock awards and performance-based restricted stock awards. The Equity Plans are administered by the Compensation Committee, which has the authority to select the employees and directors who will be awarded stock-based incentives and determine the amount and other conditions of such awards subject to the terms of the Equity Plans.

No option issued under the Equity Plans is exercisable after the tenth anniversary from the date it was granted. During the optionee’s lifetime, only the optionee can exercise the option. The optionee cannot transfer or assign any option other than by will or in accordance with the laws of descent and distribution. Pursuant to Section 422 of the Internal Revenue Code as to incentive stock options, the aggregate fair market value of the stock for which any employee may be granted options which first become exercisable in any calendar year generally may not exceed $100,000. In addition, no grant may be made to any employee owning more than 10% of the shares of Silver State Bancorp unless the exercise price is at least 110% of the share’s fair market value and such option is not exercisable more than five years following the option grant.

Silver State Bancorp will receive no monetary consideration for the granting of awards under the Equity Plans. Upon the exercise of options, Silver State Bancorp receives payment from optionees in exchange for shares issued. During the last fiscal year, Silver State Bancorp did not adjust or amend the exercise price of stock options previously awarded nor were any grants made to any of the named executive officers.

The number of shares available under the Equity Plans, the maximum limits on awards to individual officers and directors and any outstanding awards will be adjusted to reflect any merger, consolidation or business reorganization in which Silver State Bancorp is the surviving entity, and to reflect any stock split, stock dividend or other event where Silver State Bancorp determines an adjustment is appropriate in order to prevent the enlargement or dilution of an award recipient’s rights. If a merger, consolidation or other business reorganization occurs and Silver State Bancorp is not the surviving entity, outstanding awards may be exchanged for awards linked to the equity of the surviving entity that are designed to neither increase or diminish the rights of the holders of the outstanding awards or may be settled for a monetary or other payment when the merger, consolidation or reorganization occurs.

Stock Awards and Stock Option Grants Outstanding

The following tables set forth information regarding stock options and similar equity compensation grants outstanding at December 31, 2006, whether granted in 2006 or earlier, including awards that have been transferred other than for value.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2006

Name	Option Awards
	Number of Shares Underlying Unexercised Options Exercisable	Number of Shares Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date
Corey L. Johnson	—	—	$ —	—
Tod W. Little	—	—	—	—
Michael J. Threet	57,500(1)	—	7.650	07/22/14
Calvin D. Regan	—	—	—	—
Douglas E. French	—	—	—	—
Thomas J. Russell	82,500(1)	—	7.650	07/22/14

(1)	This award was issued pursuant to the 2004 Plan on July 22, 2004 and is currently 100% vested.

The following table sets forth the option awards that were exercised by the named executive officers during the last fiscal year.

2006 OPTION EXERCISES TABLE

	Option Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)
Corey L. Johnson	112,500	$1,925,000
Tod W. Little	112,500	1,383,750
Michael J. Threet	25,000	357,500
Calvin D. Regan	82,500	1,348,050
Douglas E. French	82,500	977,625
Thomas J. Russell	—	—

(1)	The figures shown include the amount realized during the fiscal year upon exercise of vested stock options by the named individual, based on the closing sales price for a share of our common stock on the exercise date. Unexercised stock options may not be transferred for value.

Director Compensation

Fee Arrangements. The composition of the boards of directors of Silver State Bank and Silver State Bancorp are identical. To date, Silver State Bank has compensated its directors for their services. Silver State Bancorp does not pay any additional compensation to its directors. We expect to continue this practice until we have a business reason to establish separate compensation programs. Until then, we expect Silver State Bancorp to reimburse Silver State Bank for a part of the compensation paid to each director that is proportionate to the amount of time which he or she devotes to performing services for Silver State Bancorp. Silver State Bank pays a fee to each of its non-management directors for attendance at each board meeting of Silver State Bancorp or Silver State Bank and each meeting of a committee of which they are members. A single fee is paid when Silver State Bancorp and Silver State Bank hold joint board or committee meetings.

The following table sets forth director compensation for 2006 and 2007.

Silver State Bancorp/Bank	2006	2007
Number of Directors	8	8
Outside Director	$10,000 annual retainer	$15,000 annual retainer
Board Chairman	—	$5,000 annual retainer
Audit Comm. Chairman	—	$2,000 annual retainer
Committee Chairman	—	$1,000 annual retainer
Meeting Compensation	$500 per Board Meeting attended	$1,000 per Board Meeting attended
	$200 per other meeting attended	$500 per other meeting attended
Equity Grants	—	—

Choice Bank	2006	2007
Number of Directors	8	8
Outside Director	150 common shares of Silver State Bancorp	250 common shares of Silver State Bancorp
Board Chairman	—	$2,500 annual retainer
Committee Chairman	—	$1,000 annual retainer
Meeting Compensation	$250 per Board Meeting attended	$500 per Board Meeting attended
	$100 per other meeting attended	$100 per other meeting attended
Equity Grants	—	—

Director Benefit Plans. The directors of Silver State Bancorp and its banking subsidiaries are entitled to participate in the Equity Plans described above.

The following table sets forth information regarding compensation earned by the non-employee directors of Silver State Bancorp during the last fiscal year.

2006 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash(1)	Option Awards(2)	All Other Compensation	Total
Brian M. Collins	$16,600	$—	$—	$16,600
Brian W. Cruden	21,300	—	—	21,300
Alan Knudson	16,000	—	—	16,000
Craig A. McCall	22,200	—	—	22,200
Thomas T. Nicholson	16,000	—	—	16,000
Bryan S. Norby	16,000	—	—	16,000
Phillip C. Peckman	21,200	—	—	21,200

(1)	Includes retainer payments, meeting fees, and committee and/or chairmanship fees earned during the fiscal year, whether such fees were paid currently or deferred.
(2)	During the fiscal year, there were no options granted to directors to purchase shares of Silver State Bancorp common stock.

OTHER MATTERS

As of the date of this proxy statement, the Board of Directors of Silver State Bancorp does not know of any other matters to be brought before the stockholders at the annual meeting. If, however, any other matters not known are properly brought before the meeting, the persons named in the accompanying proxy card will vote the shares represented by all properly executed proxies on such matters in such manner as shall be determined by a majority of the Board of Directors.

ADDITIONAL INFORMATION

Notice of Business to Be Conducted at Annual Meeting

The Amended and Restated Code of Bylaws of Silver State Bancorp provide for an advance notice procedure for a stockholder to properly bring business before an annual meeting or to nominate any person for election to our Board of Directors. The stockholder must be a stockholder of record and have given timely notice thereof in writing to our Secretary. To be timely, a stockholder’s notice must be delivered to or received by the Secretary not later than the following dates: (i) with respect to an Annual Meeting of Stockholders, ninety (90) days in advance of the anniversary of the previous year’s annual meeting if the current year’s meeting is to be held within thirty (30) days prior to, on the anniversary date of, or after the anniversary of the previous year’s annual meeting; and (ii) with respect to an Annual Meeting of Stockholders held at a time other than within the time periods set forth in the immediately preceding clause (i), the close of business on the tenth (10th) day following the date on which notice of such meeting is first given to stockholders. Notice shall be deemed to first be given to stockholders when disclosure of such date of the meeting of stockholders is first made in a press release reported to Dow Jones News Services, Associated Press or comparable national news service, or in a document publicly filed by Silver State Bancorp with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act. A stockholder’s notice to the Secretary shall set forth such information as required by the Amended and Restated Code of Bylaws of Silver State Bancorp. Nothing in this paragraph shall be deemed to require Silver State Bancorp to include in its proxy statement and proxy card relating to an annual meeting any stockholder proposal or nomination which does not meet all of the requirements for inclusion established by the Securities and Exchange Commission in effect at the time such proposal or nomination is received. See “Date For Submission of Stockholder Proposals.”

Date for Submission of Stockholder Proposals

We presently anticipate our 2008 Annual Meeting of Stockholders to take place in the spring of 2008. Because the date of the next year’s annual meeting is anticipated to be changed by more than 30 days from the anniversary of this year’s annual meeting, any stockholder proposal intended for inclusion in our proxy statement and proxy card relating to our 2008 Annual Meeting of Stockholders must be received by us at a reasonable time before we begin to print and send proxy materials, pursuant to the proxy solicitation regulations of the Securities and Exchange Commission. Nothing in this paragraph shall be deemed to require Silver State Bancorp to include in its proxy statement and proxy card for such meeting any stockholder proposal which does not meet the requirements of the Securities and Exchange Commission in effect at the time. Any such proposal will be subject to 17 C.F.R. sec.240.14a-8 of the rules and regulations promulgated by the Securities and Exchange Commission under the Exchange Act.

Annual Report to Stockholders

A copy of the 2006 Annual Report to Stockholders, including the consolidated financial statements prepared in conformity with U.S. generally accepted accounting principles, for the fiscal year ended December 31, 2006 accompanies this proxy statement. The consolidated financial statements have been audited by McGladrey & Pullen, LLP, whose report appears in the 2006 Annual Report.

By Order of the Board of Directors,

Michael J. Threet
Chief Financial Officer, Chief Operating Officer and Corporate Secretary

Henderson, Nevada

September 21, 2007

TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING

PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING

PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED OR, IF YOU PREFER,

VOTE BY USING THE TELEPHONE OR INTERNET.

REVOCABLE PROXY

SILVER STATE BANCORP

This Proxy is solicited on behalf of the Board of Directors of

Silver State Bancorp

for the Annual Meeting of Stockholders to be held on Wednesday, October 24, 2007

The undersigned stockholder of Silver State Bancorp hereby appoints Phillip C. Peckman, Craig A. McCall and Brian Cruden, or any of them, with full powers of substitution, to attend and act as proxy for the undersigned and to vote all shares of common stock of Silver State Bancorp, which the undersigned may be entitled to vote at the annual meeting of stockholders to be held at Silver State Bancorp’s executive offices located at 170 South Green Valley Parkway, Henderson, Nevada, 89012, on Wednesday, October 24, 2007 at 10 a.m., local time, and at any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY SIGNED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF YOU DO NOT GIVE US ANY DIRECTION, THIS PROXY WILL BE VOTED FOR THE PROPOSALS IN ITEMS 1 AND 2.

PLEASE PROMPTLY COMPLETE, SIGN AND DATE THIS PROXY CARD ON THE REVERSE SIDE AND RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR USE THE INTERNET OR TELEPHONE INSTRUCTIONS ON THE REVERSE SIDE.

(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

á  FOLD AND DETACH HERE  á

The proxies are authorized to vote upon such other business as may properly come before the annual meeting and any adjournment or postponement thereof in such manner as shall be determined by a majority of the Board of Directors.

				Mark Here for Address Change or Comments	☐
PLEASE SEE REVERSE SIDE
1. Election of three Directors for terms of three years each. Nominees:	FOR All Nominees (Except as otherwise indicated) ☐	WITHHOLD for all nominees ☐	2. Ratification of the appointment of McGladrey & Pullen, LLP as independent auditors for the fiscal year ending December 31, 2007	FOR ☐	AGAINST ☐	ABSTAIN ☐
1. Bryan S. Norby, 2. Corey L. Johnson and 3. Thomas Nicholson			I WILL ATTEND THE ANNUAL MEETING. ☐

       Instruction: TO WITHHOLD AUTHORITY to vote for any individual nominee, write that nominee’s name in the space provided:

________________________________________

________________________________________

________________________________________

(Please mark box if you plan to attend the annual meeting.) (Important: If your shares are not registered in your name, you will need additional documentation to attend the annual meeting.)

The undersigned hereby acknowledges receipt of the Notice of the 2007 Annual Meeting of Stockholders and the Proxy Statement, dated September 21, 2007, for the annual meeting.

Signature(s)	Date:

Please sign exactly as your name appears on this proxy. Joint Owners should each sign personally. If signing as an attorney, executor, administrator, trustee or guardian, please include your full title. Corporate or partnership proxies should be signed by an authorized officer.

á  FOLD AND DETACH HERE  á

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time on October 23, 2007 the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/ssbx Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Telephone 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.